H. F. AHMANSON & COMPANY
                     ------------------------

                      STOCK OPTION AGREEMENT
                         (Non-Qualified)
                          -------------


          THIS STOCK OPTION AGREEMENT (this "Agreement") is entered into this _____ day of _______________ by and between
H. F. AHMANSON & COMPANY, a Delaware corporation (the "Company"), and _______________ (the "Grantee").

          WHEREAS, the Company has adopted the H. F. Ahmanson & Company 1996 Non-Employee Directors' Stock Incentive Plan (the "Plan"), which provides for the granting to Nonemployee Directors (as defined in the Plan) of the Company of non-qualified stock options to purchase shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), from the Company in order to encourage stock ownership by such persons; and

          WHEREAS, the Grantee is one of such directors; and

          WHEREAS, pursuant to the Plan the Administrator (as defined in the Plan) has approved the execution of this Agreement to evidence the grant to the Grantee of the right and option to purchase shares of Common Stock upon the terms and conditions hereinafter set forth; and

          WHEREAS, the option evidenced by this Agreement is not intended to qualify as an "incentive stock option" within the meaning of Section 422A(b) of the Internal Revenue Code of 1986, as amended;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1.   Option Grant.  The Company hereby grants to the
               ------------
Grantee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of _____ shares of the Common Stock at the purchase price of $_____ per share, exercisable from time to time in accordance with the provisions of this Agreement and the Plan. Except as otherwise permitted by the Plan, this option shall not be exercised prior to the first anniversary of the date hereof. Notwithstanding anything to the contrary herein, this option shall not be exercised after ten years and one month from its Date of Grant as determined pursuant to the Plan. If the Grantee's services as a member of the Board of Directors of the Company terminate by reason of death, disability or normal board retirement, this option shall be automatically accelerated with respect to its exercisability and shall become immediately exercisable in full for the remaining number of shares of Common Stock subject to this option for three years after the date of such termination or until the expiration of the stated term of this option, whichever period is shorter, and thereafter this option shall terminate; provided, however, that if the Grantee dies or suffers a disability during such three year period after normal board retirement this option shall remain exercisable in full for a period of three years after the date of such death or disability or until the expiration of the stated term of this option, whichever period is shorter, and thereafter this option shall terminate. If the Grantee's services as a member of the Board of Directors of the Company terminate for any other reason, any portion of this option which is not then exercisable shall terminate and any portion of this option which is then exercisable may be exercised for three months after the date of such termination or until the expiration of the stated term of this option, whichever period is shorter, and thereafter this option shall terminate; provided, however, that if the Grantee dies or suffers a disability during such three month period, this option may be exercised for a period of one year after the date of the Grantee's death or disability or until the expiration of the stated term of this option, whichever period is shorter, in accordance with its terms, but only to the extent exercisable on the date of the Grantee's death or disability.

          2.   Definitions.  For purposes of this Agreement,
               -----------
(a) "normal board retirement" means, in conjunction with termination of Grantee's services as a member of the Board for any reason other than death or Disability, the determination of the Administrator or the Nominating Committee of the Board that such termination constitutes Normal Board Retirement (in the absence of such a determination, termination of Grantee's services as a member of the Board shall be deemed to be for reasons other than Normal Board Retirement) and (b) "disability" means any medically determinable physical or mental impairment of the Grantee, as determined by the Administrator in its complete and sole discretion, which is expected to last for a period of at least 180 days as a result of which the Grantee is unable to engage in any substantial gainful activity. All determinations as to the Grantee's disabled status, the date and extent of any disability shall be made by the Administrator upon the basis of such information as it deems necessary or desirable.

          3.   Exercisability.  Except as provided in Paragraph 1
               --------------
above or in the Plan, the Grantee may not, until the end of the second year after the Date of Grant of this option, purchase by exercise of this option an aggregate of more than 50% of the total number of shares subject to this option. At any time on or after the second anniversary of the Date of grant of this option until this option expires or terminates, the Grantee may purchase all or any part of the shares that he theretofore failed to purchase hereunder.



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

          4.   Manner of Exercise.  In order to exercise this
               ------------------
option, the person or persons entitled to exercise it shall give written notice to the Company specifying the number of shares to be purchased (which shall not be less than 50, unless it is the remaining number of shares then purchasable) and accompanied by payment for the shares being purchased in the form of cash or a certified or bank cashier's check or shares of Common Stock which such person owns and which have a fair market value equal to the amount that such person would otherwise pay in cash or by check, or in a combination of cash or a certified or bank cashier's check and such shares. Such fair market value shall be determined in such appropriate manner as may be provided for by the Administrator or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations. Such notice shall also be accompanied by
(a) payment, in the form of cash or a certified or bank cashier's check, in an amount necessary to satisfy any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of the person exercising this option, unless such person has made other arrangements satisfactory to the Administrator for the payment of such amounts through withholding or otherwise, and (b) if requested by the Administrator, written representations, in a form satisfactory to the Administrator, to the effect that the shares being purchased will not be sold other than pursuant to an effective registration statement under the Securities Act of 1933 or an applicable exemption from the registration requirements of such Act.

          5.  Limited transferability.  This option shall not be
              -----------------------
transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Grantee it shall be exercisable only by the Grantee, except that the Grantee may during his lifetime designate in writing a beneficiary to receive and exercise this option in the event of his death. Following the death of the Grantee, this option shall be exercisable, in accordance with Paragraph 1 hereof, by such designated beneficiary, or if no such beneficiary has been designated, by the Grantee's estate or by the person or persons who acquire the right to exercise it by bequest or inheritance. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, this option, or any right hereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no rights to the purported transferee, and shall at the sole discretion of the Administrator result in forfeiture of this option with respect to the shares involved in such attempt.

          6.   Adjustment.  The number and kind of shares or
               ----------
other securities that are subject to this option and the price for each share or other unit of any other securities subject to


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

this option shall be subject to adjustments as provided in the Plan.

          7.   Stockholder Rights.  The person or persons
               ------------------
entitled to exercise, or who have exercised, this option shall not be entitled to any rights as a stockholder of the Company with respect to any shares subject to this option until he shall have become the holder of record of such shares.

          8.   Violation of Law.  Notwithstanding any other
               ----------------
provision of this Agreement, the Company shall not be required to issue any shares hereunder if such issuance would, in the judgment of the Company, constitute a violation of any State or federal law, or the rules or regulations of any governmental regulatory body.

          9.   Notices.  Any notices or other communications
               -------
required or permitted hereunder shall be in writing, and shall be sufficient in all respects only if delivered in person or sent via certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Grantee, to the address set forth after the Grantee's signature below; and (b) if to the Company, to H. F. Ahmanson & Company, 4900 Rivergrade Road, Irwindale, California 91706, Attention: Director of Corporate Human Resources or such other address as shall be furnished in writing by either party. Any such notice or communication shall be deemed to have been delivered only when actually received by the addressee.

          10.  Governing Law.  The interpretation, performance
               -------------
and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

          11.  Entire Agreement.  This Agreement together with
               ----------------
the Plan contains the entire Agreement and understanding between the parties as to the subject matter hereof.

          12.  Headings.  Introductory headings at the beginning
               --------
of each numbered paragraph hereof are solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such paragraph.

          13.  Invalid Provisions.  If any portion of this
               ------------------
Agreement shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions hereof, and this Agreement shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

          14.  Amendment.  No amendment or modification hereof
               ---------
shall be valid unless it shall be in writing and signed by both parties hereto.

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

          15.  Gender and Number.  As used herein, the masculine,
               -----------------
feminine or neuter gender and the singular or plural number or tense shall be deemed to include the other whenever the context so indicates.

          16.  Counterparts.  This Agreement may be executed in
               ------------
counterparts, each of which shall be deemed to be an original, and taken together shall constitute one and the same document.

          17.  Definition of Grantee.  As used herein, the word
               ---------------------
"Grantee" shall mean the person named as such on page 1 and, except where the context clearly indicates otherwise, includes any other person legally entitled to exercise this Option or any portion thereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date first above written.


COMPANY:                      H. F. AHMANSON & COMPANY



                              By: _____________________________




GRANTEE:                      _________________________________


                              Address:





















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